UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2006

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 907 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

On November 28, MMC Energy, Inc. (“MMC”) announced that its operating subsidiary, MMC Energy North America, LLC, executed an Energy Management Agreement with Bear Energy L.P., an affiliate of The Bear Stearns Companies Inc. MMC expects to enter into an identical agreement shortly with Bear Energy covering MMC’s newly acquired facility located in Bakersfield, California. A copy of the press release is attached hereto as Exhibit 99.1.

Bear Energy will provide Energy Management Services starting January 1, 2007 for MMC's natural gas fired power plants located in San Diego, California. Under the terms of the Agreement, Bear Energy has the exclusive agency right to purchase fuel, and sell energy and ancillary services for MMC.

Bear Energy will also act as MMC’s Scheduling Coordinator with the California Independents System Operator and the Contract Marketer with San Diego Gas and Electric Company, the local natural gas distribution company.

Bear Energy will receive a fixed monthly fee and a performance incentive for revenues generated in excess of MMC’s annual approved budget for the facilities.

MMC Energy, Inc. guarantees the performance of its subsidiaries under the agreement.

In connection with its new agreement with Bear Energy, as of October 31, 2006, MMC gave notice to PPM Energy, Inc. of termination of the Scheduling and Asset Optimization Agreement between the two companies. Under the terminated agreement, PPM Energy performed substantially similar services on behalf of MMC as those that will be performed by Bear Energy under the new agreement. MMC does not expect to pay any material early termination penalties in connection with such termination.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Released issued by MMC Energy, Inc. dated November 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 29, 2006	MMC ENERGY, INC.

	By:	/s/ Karl Miller
Name: Karl Miller
Title: Chief Executive Officer